Exhibit 10.3

AMENDMENT NO. 1
TO
SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF TALLGRASS PONY EXPRESS PIPELINE, LLC
This Amendment No. 1 (this “Amendment”) is made as of September 29, 2014 by and among Tallgrass Pony Express Pipeline, LLC, a Delaware limited liability company (the “Company”), Tallgrass Operations, LLC, a Delaware limited liability company (“Operations”), and Tallgrass PXP Holdings, LLC, a Delaware limited liability company (“PXP Holdings”), and amends that certain Second Amended and Restated Limited Liability Company Agreement of the Company, executed and effective for tax purposes as of September 5, 2014, and effective for all other purposes as of September 1, 2014 (the “Original Agreement”). Capitalized terms used in this Amendment and not otherwise defined herein are as defined in the Original Agreement.
WHEREAS, the parties desire to amend the Original Agreement to remove any approval rights that Operations has with respect to the Budget determined by the Managing Member, with the result that the Managing Member has sole discretion with respect to setting, monitoring and amending the Budget.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Sections 6.5(h), 6.5(i), 6.5(j) and 6.5(k) of the Original Agreement shall each be amended by deleting the following phrase at the end of each section: “, except as contemplated by the Budget”.

2.	Section 6.5(m) of the Original Agreement shall be amended by deleting the following phrase from the end of the clause: “(other than pursuant to the Budget)”.

3.	Section 6.5(n) of the Original Agreement shall be deleted, and Sections 6.5(o), (p) and (q) of the Original Agreement shall be renumbered as Sections 6.5(n), (o) and (p) in corresponding order.

4.	Section 7.6 of the Original Agreement shall be deleted and replaced with the following:
7.6    Approved Budget. The Managing Member shall prepare the operating budget and the capital budget for the Company (collectively, the “Budget”) for each calendar year and shall circulate such Budget to the other Members for the forthcoming budget period on or about fifteen (15) days prior to the end of each calendar year. The Managing Member may make exceptions to or amend the Budget from time to time in its sole discretion.

5.
This Amendment and the Original Agreement embody the complete agreement and understanding among the parties hereto and supersede and preempt any prior understandings, agreements or representations by or among the parties hereto, written or oral, that may have related to the subject matter hereof in any way.

6.
This Amendment may be executed simultaneously in two or more separate counterparts, any one (1) of which need not contain the signatures of more than one party, but each of which shall be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

7.
This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

8.	Except as expressly modified or amended by this Amendment, the terms and conditions of the Original Agreement shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Agreement as of the date first written above.

TALLGRASS OPERATIONS, LLC

By:	/s/ David G. Dehaemers, Jr.
Name: David G. Dehaemers, Jr.
Title: President and Chief Executive Officer

TALLGRASS PXP HOLDINGS, LLC

By:	/s/ David G. Dehaemers, Jr.
Name: David G. Dehaemers, Jr.
Title: Chief Executive Officer

TALLGRASS PONY EXPRESS PIPELINE, LLC

By:	/s/ David G. Dehaemers, Jr.
Name: David G. Dehaemers, Jr.
Title: Chief Executive Officer